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NASH-FINCH COMPANY
PROFIT SHARING PLAN
1994 REVISION

Sixth Declaration of Amendment

    Pursuant to the retained power of amendment contained in Section 11.2 of the instrument entitled "Nash-Finch Company Profit Sharing Plan—1994 Revision," the undersigned hereby amends the said instrument in the manner described below.

1.
Section 3.3(A) of the Plan is amended to read as follows:

    3.3   Rollovers and Transfers.

      (A) A Participant who is a Qualified Employee may, with the prior consent of the Administrator, contribute to the Trust, within 60 days of receipt,

        (1) the balance of an individual retirement account to which the only contributions have been one or more "eligible rollover distributions," within the meaning of Code section 402(c)(4), from a plan qualified under Code section 401(a), or

        (2) an eligible rollover distribution from such a qualified plan.

2.
Section 8.1 of the Plan is amended to read as follows:

    8.1   Form and Time of Distribution.

      (A) Following a Participant's termination of employment, the Trustee will distribute to the Participant or, if the Participant has died, to his or her Beneficiary, the balance of the Participant's Accounts. The amount of any distribution made in the form of a lump sum payment will be equal to the aggregate balance of the Participant's Accounts on the day before the distribution date. Subject to the remaining subsections of this Section 8.1 and Sections 8.7 and 8.8, distributions will be made in accordance with the following provisions.

        (1) If the aggregate balance of the Participant's Accounts at the time of the distribution is not more than $5000, distribution to the Participant will be made, in the form of a lump sum cash payment, as soon as administratively practicable following the Participant's termination of employment. This clause will not apply, however, if the Participant's Account balance exceeded $5000 at the time of any previous distribution.

        (2) If clause (1) does not apply, distribution to the Participant will be made or commence, in the form of a lump sum cash payment or installment cash payments, according to the Participant's election, on or as soon as administratively practicable after a date specified by the Participant. If the Participant terminates employment before attaining age 62, distribution to the Participant must be made or commence not later than the date on which the Participant attains age 65. If the Participant had attained age 62 when he or she terminated employment, distribution to the Participant must be made or commence not later than the sixtieth day after the close of the Plan Year during which the Participant terminates employment or attains age 65, whichever is later, unless the Participant elects to defer the distribution in the manner described in Subsection (B).

        (3) If the aggregate balance of a Participant's Accounts at the time of his or her death is not more than $5000, distribution to the Participant's Beneficiary will be made, in the form of a lump sum cash payment, as soon as administratively practicable following the Administrator's receipt of notice of the Participant's death. If the foregoing sentence does not apply, distribution to the Participant's Beneficiary will be made at such time or times and in such manner as the Beneficiary elects in accordance with Subsection (E).

      (B) Subject to the provisions of the other subsections of this Section 8.1, a Participant described in clause (2) of Subsection (A) who has attained age 62 when he or she terminates employment may elect to defer commencement of his or her distribution under the Plan by providing to the Administrator, by a date determined in accordance with Plan Rules, a written, signed statement describing whether the benefit is to be distributed in the form of a lump sum payment or installment payments and specifying the date on which the payment is to be made or commence; provided, that distribution to the Participant must be made or commence not later than the April 1 of the calendar year following the calendar year during which the Participant attains age 70 1/2. Plan Rules may permit a Participant to modify any election in any manner determined by the Administrator to be consistent with Code section 401(a)(14) and Treasury Regulations thereunder and the other provisions of this Section 8.1.

      (C) Notwithstanding Subsection (A)—

        (1) Distribution to any Participant who is a "5-percent owner," within the meaning of the Code section 416, must begin not later than April 1 of the calendar year after the Participant attains age 70 1/2, whether or not the Participant has terminated employment, as if he or she had terminated employment on the last day of the Plan Year during which he or she attained age 70 1/2. Once distributions have begun to a 5-percent owner under this subsection (C)(1), distributions must continue even if the Participant ceases to be a 5-percent owner in a subsequent year.

        (2) Distribution to any other Participant who has attained age 70 1/2 after December 31, 1999 may, at the election of the Participant, begin not later than April 1 of the calendar year after the Participant attains age 70 1/2 even though the Participant has not terminated employment, as if he or she terminated employment on the last day of the Plan Year during which he or she attained age 70 1/2. The Participant's election must be made in accordance with and is subject to Plan Rules. The election is irrevocable after it is received by the Administrator.

        (3) A Participant who attained age 70 1/2 before January 1, 2000, and is not a 5-percent owner may, while he or she is an Employee, elect to stop distributions. The election must be made in accordance with and is subject to Plan Rules, must be received by the Administrator not later than a date specified in Plan Rules, and will become effective as soon as administratively practicable after it is received by the Administrator. The election is irrevocable after it is received by the Administrator. If distributions to a Participant are stopped pursuant to this clause, the Participant's prior elections pursuant to this section will cease to be effective and his or her benefit will recommence in accordance with the other subsections of this Section 8.1 without regard to such prior elections following his or her subsequent termination of employment.

      (D) If a distribution is to be made in installments, such installments will be substantially equal in amount and paid on a quarterly, semi-annual or annual basis, for a period not extending beyond either the Participant's life expectancy or the life expectancy of the Participant and the Participant's Beneficiary; and, if the Participant's Beneficiary is not the Participant's spouse, the period over which such payments are to be made will be determined by reference to the applicable table of joint life expectancies set forth in Treasury Regulation section 1.401(a)(9)-2. Notwithstanding the foregoing, not more than once each Plan Year, a Participant who is receiving installment payments may elect, in accordance with Plan Rules, to either increase the amount of the installment payments or to receive a lump sum payment of all or a portion of his or her remaining Account balances. Prior to the Participant's "required beginning date," within the meaning of Code section 401(a)(9), the Participant may elect, in writing to the Administrator, whether the life expectancies for the Participant and the Participant's spouse are to be recalculated on an annual basis for purposes of determining the amount of each installment payment. Any such election will become irrevocable as of the date specified above. If no such election is made, the life expectancies of the Participant and the Participant's spouse will not be recalculated on an annual basis.

      (E) If a Participant dies before receiving the full amount to which he or she is entitled, the amount remaining will be distributed to the Participant's Beneficiary at such time or times and in such manner as the Beneficiary elects, subject, however to the following rules—

        (1) If the Participant dies after April 1 of the calendar year following the calendar year during which he or she has both attained age 70 1/2 and terminated employment, the distribution will be made to the Beneficiary at a rate that would result in the benefit being distributed at least as rapidly as if distribution were made at the same rate as was in effect immediately prior to the Participant's death.

        (2) If the Participant dies before April 1 of the calendar year following the calendar year during which he or she has both attained age 70 1/2 and terminated employment, the distribution will, at the Beneficiary's election, be made either—

          (a) in its entirety no later than December 31 of the calendar year which contains the fifth anniversary of the date of the Participant's death, or

          (b) in installments, commencing no later than December 31 of the calendar year immediately following the calendar year in which the Participant died (unless the Beneficiary is the Participant's spouse, in which case payments will begin no later than the later of the date specified above or December 31 of the calendar year in which the Participant would have attained age 70 1/2 had he or she lived), and being paid over a period not exceeding the Beneficiary's remaining life expectancy (as determined on the basis of the Beneficiary's age as of the date on which payments are required to commence under this clause (2) and, if the Beneficiary is the Participant's spouse, as redetermined on an annual basis).

  For purposes of this clause (2), if a Participant is a "5-percent owner" within the meaning of Code section 416, then he or she will be deemed to have terminated employment upon attaining age 70 1/2.

        (3) A Beneficiary's election with respect to the time and manner in which any amount remaining at the Participant's death will be distributed must be made no later than the earlier of the dates set forth in clause (2)(a) and (2)(b) above, and is irrevocable following such date. If the Beneficiary fails to make an election under clause (2), distribution will be made in the manner set forth at clause (2)(a). If the Participant's spouse is the Beneficiary and dies after the Participant's death but before distributions to such spouse have commenced, the foregoing rules will be applied as if the surviving spouse were the Participant, including the substitution of the surviving spouse's date of death for the Participant's date of death; provided that the alternative commencement date in clause (2)(b) relating to the date on which the Participant would have attained age 70 1/2 had he or she lived will not be available.

      (F) Notwithstanding any other provision of the Plan to the contrary, distributions will be made in accordance with Treasury Regulations issued under Code section 401(a)(9), including Treasury Regulation section 1.401(a)(9)-2, and any provisions of the Plan reflecting Code section 401(a)(9) take precedence over any distribution options that are inconsistent with Code section 401(a)(9).

    The amendment set forth at item 1 above is effective as of January 1, 1998 and applies to all Participants, including those who terminated employment before January 1, 1998. The amendment set forth at item 2 above is effective as of April 2, 2000; provided, first that the provisions of Section 8.1(D) and 8.1(E), as amended to reflect section 1404 of the Small Business Job Protection Act of 1996, are effective as of January 1, 1997; and, second, that the provisions of Section 8.1(C)(2) are effective as November 1, 2000.

    IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 24th day of October, 2000.

NASH FINCH COMPANY
Attest:	/s/ NORMAN R. SOLAND Secretary	By:	/s/ RON MARSHALL President

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NASH-FINCH COMPANY PROFIT SHARING PLAN 1994 REVISION
Sixth Declaration of Amendment